Exhibit 10.4

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION OF LEASE

PARTIES:

THIS AGREEMENT is executed as of this 6th day of August, 2004, by and between GENTA SALUS LLC, a Delaware limited liability company, (hereinafter “Assignor”) and LIPOCINE INCORPORATED, a Utah corporation (hereinafter “Assignee”).

WHEREAS, Paradigm Resources, L.C., a Utah limited liability company, (hereinafter the “Landlord”) and Salus Therapeutics, Inc. entered into a written Lease Agreement dated August 11, 2003, a copy of which is attached hereto as Exhibit “A” (hereinafter referred to as the “Lease”), for certain premises described in the Lease and commonly known as Suite 202, 675 Arapeen Drive, Salt Lake City, Utah (the “Premises”); and

WHEREAS, Assignor is the successor by merger to Salus Therapeutics, Inc; and

WHEREAS, Pursuant to that certain Asset Purchase and Sale Agreement dated August 6, 2004 by and between Assignor, Genta Incorporated, a Delaware corporation, and Assignee (the “Asset Purchase Agreement”), Assignor desires by this Agreement to assign all of their right, title and interest in and to the Lease, with the consent of the Landlord, and Assignee desires to assume Assignor’s position as Lessee under the terms of the Lease from 11:59 p.m. on August 6, 2004 for the residue of the term of the Lease, subject to the covenants, agreements, provisions and terms set forth in the Lease.

TERMS:

NOW THEREFORE, in consideration of the covenants herein contained and other valuable consideration, which is hereby acknowledged, the parties hereby agree as follows:

1.	Assignor hereby assigns, transfers and sets over all of its right, title and interest in the Lease and the Premises to Assignee effective as of 11:59 p.m. on August 6, 2004 (the “Effective Time”).

2.	Effective as of the Effective Time, Assignee hereby agrees to assume all duties, obligations and liabilities of the “Tenant” under said Lease to the extent such duties, obligations and liabilities are required to be paid or performed after the Effective Time and agrees to be bound and to perform all of the obligations, duties, covenants and conditions of the “Tenant” therein contained, commencing at 11:59 p.m. on August 6, 2004, to the extent such obligations, duties, covenants and conditions are required to be paid or performed after the Effective Time.

3.	Assignor agrees to and shall remain obligated to Landlord for the full performance of all covenants, conditions and obligations and duties required of Tenant under said Lease and shall not be relieved of any performance of obligation thereunder as the result of this assignment.

4.

Assignor hereby represents and warrants to Assignee that: (a) attached to, incorporated into, and made a part of this Agreement as Exhibit A is a true, correct and complete copy of the Lease, and the Lease is the only agreement between the Landlord and Assignor with respect to the Premises; (b) the Lease is presently in full force and effect and is a binding obligation of Assignor; (c) there are no modifications, amendments or supplements to the Lease, except as the same shall be included in Exhibit A; (d) Assignor’s interest in and to the Lease is free and clear of any liens and encumbrances; (e) Assignor is not presently in default in the performance of the Lease or any of its obligations under the Lease, and, to the knowledge of Assignor, no event has occurred which, with the passage of time, the giving of notice or both, would constitute a default by Assignor under the Lease; (f) Assignor is not aware of, and has not received any notice of, any violation of any law, ordinance, statute, rule, regulation or other governmental enactment or legislation, including, but not limited to, any environmental law, ordinance, statute, rule, regulation or other governmental enactment or legislation relating to hazardous wastes or substances, in connection with the Premises, or the operation of the Premises, or in any other way affecting the Premises; and (g) the consent and approval by the Landlord is required to be obtained in connection with this Agreement pursuant to the terms of the Lease, and such Landlord’s consent shall be substantially in the form attached hereto. Assignor has obtained any consents or approvals of Landlord’s lender or any ground lessor of the Premises that may be required in connection with this Agreement.

5.	Effective as of the Effective Time, Assignee hereby agrees to pay the Landlord all items required of it by the Lease promptly when due and to perform all covenants, conditions and stipulations in said Lease to be performed by the “Tenant” to the extent such covenants, conditions and stipulations are required to be paid or performed after the Effective Time. Notwithstanding the foregoing, as between Assignor and Assignee, (i) Assignor shall remain liable for, and subject to the terms and conditions of the Asset Purchase Agreement, Assignor shall indemnify, defend and hold harmless Assignee from and against, any and all claims, causes of actions, losses, damages, liabilities, obligations, costs or expenses of any nature whatsoever, including reasonable attorneys’ fees and disbursements (collectively, “Liability”), that was required to be paid or performed, by Assignor on or before the Effective Time or that arises from or relates to any event or condition that shall have occurred or existed on or with respect to the Lease and/or the Premises prior to the Effective Time, and (ii) except as otherwise provided in clause (i) above, Assignee shall be liable for, and subject to the terms and conditions of the Asset Purchase Agreement, Assignee shall indemnify, defend and hold harmless Assignor from and against, any Liability that is required to be paid or performed by Assignee after the Effective Time or that arises from or relates to any event or condition that occurs or exits on or with respect to the Lease and/or the Premises after the Effective Time.

6.	Nothing herein shall be deemed to waive nor modify the prohibition against assignments stated in the Lease, as to any proposed later assignments.

7.	This Assignment of Lease applies to, inures to the benefit of, and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors and assigns.

8.	In the event of default under any of the terms of this Agreement, defaulting party agrees to pay all costs incurred in enforcing this Agreement or any right arising out of such breach, and including reasonable attorney’s fees.

9.	All notices to be given under this Assignment shall be in writing and sent by United States certified mail, return receipt requested with postage prepaid, and addressed as follows:

If to Assignee at:	Lipocine, Incorporated 350 West 800 North, Suite 314 Salt Lake City, Utah 84103 Attn: President

If to Assignor at:	Genta Salus LLC Two Connell Drive Berkley Heights, NJ 07922 Attn: President

If Landlord at:	c/o Woodbury Corporation Attn: W. Richards Woodbury 2733 East Parleys Way, Suite 300 Salt Lake City, Utah 84109

10.	This Assignment shall be governed by and construed in accordance with the laws of the State of Utah.

11.	The parties to this Assignment each personally represent and warrant that the persons who have executed this Agreement on behalf of such party are duly authorized to execute and enter into this Assignment in their individual or representative capacity, as indicated, and to bind the entity they represent.

12.	Except as specifically modified, altered, or changed by this Assignment, the Lease and any amendments and/or extensions shall remain unchanged and in full force and effect throughout the term of the Lease.

13.	Assignor acknowledges that Landlord currently holds the sum of $6,475 as a security deposit to be applied in accordance with the provisions of the Lease; however, the Lease requires $45,000 to be posted with Landlord as a security deposit (the “Deposit”). In consideration of the terms and conditions of this Agreement and the Asset Purchase Agreement, (i) Assignee agrees to pay to Landlord on or prior to the Effective Time the amount of $45,000 to be held as the Deposit under the Lease, (ii) by its consent hereto, Landlord agrees to return to Assignor the sum of $6,475 upon receipt of the $45,000 Deposit from Assignee and to hold the Deposit paid by Assignee hereunder for the benefit of Assignee, subject to the provisions of the Lease and (iii) Assignor hereby assigns all of its right, title and interest to the Deposit to Assignee.

14.	In consideration of the terms and conditions of this Agreement and the Asset Purchase Agreement, Assignee hereby agrees to pay to Landlord on or prior to the Effective Time August 2004 base rent in the amount of $16,767 and August 2004 additional rent in the amount of $5,483, and, by its consent hereto, Landlord agrees to accept such sums from Assignee as payment in full of such August 2004 base rent and additional rent.

15.	This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which, taken together, shall constitute one and the same instrument. For purposes of the execution of this Assignment by the Parties, a facsimile signature for and on behalf of any party shall deemed an original signature of such party.

IN WITNESS WHEREOF, the parties hereto have set their hand and seals on this 6th day of August, 2004.

ASSIGNOR:

GENTA SALUS LLC

By:	/s/ William Keane
William Keane
Vice President

ASSIGNEE:

LIPOCINE INCORPORATED

By:	/s/ Jerry Simmons
Jerry Simmons
Corporate Business Development Officer

ASSIGNOR’S ACKNOWLEDGMENT

(L.L.C.)

STATE OF NEW JERSEY	)
: ss.
COUNTY OF UNION	)

On this 4th day of August, 2004, before me personally appeared William Keane, to me personally known to be the Vice President of Genta Salus, LLC, the company that executed the within instrument, known to me to be the persons who executed the within instrument on behalf of said company therein named, and acknowledged to me that such company executed the within instrument pursuant to its articles of organization and governing documents.

/s/ illegible
Notary Public

ASSIGNEE’ S ACKNOWLEDGMENT

(CORPORATE)

STATE OF UTAH	)
: ss.
COUNTY OF SALT LAKE	)

On this 4th day of August, 2004, before me personally appeared. Jerry Simmons to me personally known to be the Corporate Business Development Officer of Lipocine Incorporated, the corporation that executed the within instrument, known to me to be the persons who executed the within instrument on behalf of said corporation therein named, and acknowledged to me that such corporation executed the within instrument pursuant to its by-laws or a resolution of its board of directors.

/s/ Charlotte Hager
Notary Public

LANDLORD’S CONSENT

Paradigm Resources, L.C., a Utah limited liability company, (hereinafter the “Landlord”), hereby acknowledges the foregoing Assignment of Lease (the “Assignment”) and does consent to the same in consideration of the foregoing agreement with the understanding that this is not a novation, and in no way releases Assignor from any responsibilities or obligations under the Lease. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Assignment.

Notwithstanding anything to the contrary in the Lease, including, without limitation, Section 14.03(a) thereof, Landlord hereby acknowledges that Assignee shall only be liable under the Lease from and after the Effective Time.

In addition, notwithstanding anything to the contrary in the Lease, (i) Landlord hereby terminates the lien granted to it pursuant to Section 22.01 of the Lease and (ii) Landlord agrees that Section 22.01 of the Lease is hereby deleted in its entirety and replaced with the following:

“Section 22.01. LANDLORD’S LIEN. Tenant is advised that Utah Code Section 38-3-1 and following grants Landlord (Lessor) a lien in regard to unpaid rents.”

Landlord hereby authorizes Assignee to file and/or record with the appropriate public officials and in the appropriate public offices such instruments and documents as Assignee shall deem reasonably necessary to evidence the termination described in clause (i) of the foregoing sentence and Landlord further agrees to execute such further instruments, documents and agreements and do such other acts and things as Assignee may reasonably request to effectuate the termination described in clause (i) of the foregoing sentence.

Landlord acknowledges the provisions of Sections 13 and 14 of the Assignment and agrees to (i) accept the Deposit from the Assignee and hold such Deposit for the benefit of Assignee, subject to the provisions of the Lease, (ii) upon receipt of such Deposit, pay to Assignor the amount of $6,475 and (iii) accept from Assignee the payments of base rent and additional rent for August 2004 specified in Section 14 of the Assignment.

DATED the 6th day of August, 2004.

Paradigm Resources, L.C., a Utah limited liability company

By:	/s/ W. Richards Woodbury
W. Richards Woodbury
Manager

By:	/s/ Don R. Brown
Don R. Brown
Manager

ACKNOWLEDGED AND AGREED:

LIPOCINE INCORPORATED

By:	/s/ Jerry Simmons
Jerry Simmons
Corporate Business Development Officer

LANDLORD’S ACKNOWLEDGMENT

(L.L.C.)

STATE OF UTAH	)
: ss.
COUNTY OF SALT LAKE	)

On this 5 day of August, 2004, before me personally appeared W. Richards Woodbury and Don R. Brown, to me personally known to be the Managers of Paradigm Resources, L.C., the company that executed the within instrument, known to me to be the persons who executed the within instrument on behalf of said company therein named, and acknowledged to me that such company executed the within instrument pursuant to its articles of organization.

/s/ Julie Wismar
Notary Public

ASSIGNEE’S ACKNOWLEDGMENT

(CORPORATE)

STATE OF	)
: ss.
COUNTY OF	)

On this 4th day of August, 2004, before me personally appeared Jerry Simmons to me personally known to be the Corporate Business Development Officer of Lipocine Incorporated, the corporation that executed the within instrument, known to me to be the persons who executed the within instrument on behalf of said corporation therein named, and acknowledged to me that such corporation executed the within instrument pursuant to its by-laws or a resolution of its board of directors.

/s/ Charlotte Hager
Notary Public

LEASE

by and between

PARADIGM RESOURCES, L.C.

a Utah limited liability company

as Landlord

and

SALUS THERAPEUTICS, INC.,

a Utah corporation

as Tenant

for

Suite 202

675 ARAPEEN DRIVE

SALT LAKE CITY, UTAH

INDEX OF LEASE AGREEMENT; PARADIGM RESOURCES, L.C.

SALT LAKE CITY, UTAH

i

ii

LEASE AGREEMENT

ARTICLE I. BASIC LEASE PROVISIONS; ENUMERATION OF EXHIBITS

SECTION 1.01 BASIC LEASE PROVISIONS

(A)	DATE: August 11, 2003

(B)	LANDLORD: PARADIGM RESOURCES, L.C., a Utah limited liability company

(C)	ADDRESS OF LANDLORD FOR NOTICES (Section 16.01): 2733 East Parleys Way Suite 300, Salt Lake City, UT 84109.

(D)	TENANT: Salus Therapeutics, Inc., a Utah corporation Tax ID#: 87-0636452.

(E)	ADDRESS OF TENANT FOR NOTICES (Section 16.01): 615 Arapeen Drive, Salt Lake City, Utah 84108 until such time that Tenant opens for business at the Leased Premises at which time address for notices will be 675 Arapeen Drive, Salt Lake City, Utah 84108.

(F)	PERMITTED USES (Section 7.01): Research and development lab and offices for pharmaceuticals, nutritional and biotech products.

(G)	TENANTS TRADE NAME (Exhibit “D”—Sign Criteria): Salus Therapeutics.

(H)	BUILDING (Section 2.01): Situated at 675 Arapeen Drive, in the City of Salt Lake, County of Salt Lake, State of Utah.

(I)	PREMISES (Section 2.01): That portion of the building at the approximate location outlined on Exhibit “A” known as Suite 202 consisting of approximately 11,178 square feet of gross rentable area. Approximately 15.46% of such area is Tenant’s proportionate share of common area hallways, restrooms, etc. in the building.

(J)	DELIVERY OF POSSESSION (Section 5.03): Upon execution of Lease. Preliminary Term begins on Delivery of Possession (Section 4.03).

(K)	RENTAL TERM, COMMENCEMENT AND EXPIRATION DATE (Sections 4.01 & 4.02): The Rental Term shall commence on the earlier of (a) one hundred twenty (120) days after execution or (b) opening of Tenant for business at the Premises, and shall be for a period of five (5) full Lease Years ending November 30, 2008.

(L)	BASE MONTHLY RENT (Section 3.01): Sixteen Thousand Seven Hundred Sixty Seven and 00/100ths Dollars ($16,767.00). Any partial month shall be pro-rated based on the number of days in that month.

(M)	ESCALATIONS IN BASE MONTHLY RENT (Section 3.02): $17,270.00 monthly, commencing December 1, 2004; $17,788.11 monthly, commencing December 1, 2005; $18,321.75 monthly, commencing December 1, 2006; $18,871.41 monthly, commencing December 1, 2007.

(N)	LANDLORD’S SHARE OF OPERATING EXPENSES (Section 3.03): The Base Monthly Rent shall be absolutely net to the Landlord as provided in Section 3.03.

(O)	TENANT’S PRO RATA SHARE OF OPERATING EXPENSES (Section 3.03): Tenant shall be responsible for all operating expenses as defined in Section 3.03. Tenant’s proportionate share of Basic Costs shall be 11.63%. Said operating expenses include Basic Costs, Direct Costs, and Metered Costs as define in Section 3.03 and are currently estimated to be $5.25 per square foot or $ 5,483.19 monthly. Furthermore, said Operating Expenses shall not exceed $51483.19 monthly average during the First Lease Year.

(P)	UTILITIES AND SERVICES. Subject to the provisions of Section 3.03, 12.01 and 12.02, this Lease provides that the utilities and services shall be paid or reimbursed by Tenant

(Q)	LANDLORD’S CONTRIBUTION TO TENANT’S WORK (Section 6.02): Three Hundred Thirty five thousand Three Hundred forty and 00/100ths Dollars ($335,340.00). See also Additional Provisions, Section 27.11, UNUSED CONSTRUCTION CONTRIBUTIONS.

(R)	PREPAID RENT: None.

(S)

EXCESS HOUR UTILITY CHARGES AND STANDARD OPERATING HOURS (Section 12.02): Tenant shall have access to the Premises 24 hours, 7 days per week, however, the Standard Operating Hours for the Building shall be 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 12:00 noon on Saturday, excluding holidays. To the extent Tenant operates during any time in excess of the Standard Operating Hours specified above, Tenant shall pay an extra hourly utility charge of $0.20 per hour per 1,000 square feet for lighting and electricity and $3.00 per hour per 1,000 square feet for mechanical/HVAC system for each full or partial hour during which Tenant operates. Furthermore, Landlord shall not be required to provide snow removal or other common area services to accomodate Tenant other than during Standard Operating Hours.

(T)	ADJUSTMENTS BASED ON FINAL AREA DETERMINATION: Upon final completion of Tenant Improvements, the actual rentable area of the Premises shall be determined in accordance with standards of Section 2.01. The sums set forth in Sections 1.01(L), (M), (O), (P) and (U) shall then be proportionately adjusted to reflect the actual area of the Premises.

(U)	SECURITY DEPOSIT (Section 26.01): Forty Five Thousand and no/100ths Dollars ($45,000.00) payable on or before October 1, 2003.

(V)	TENANT’S RIGHT TO TERMINATE: Notwithstanding anything to the contrary herein, Tenant may elect to terminate this lease effective after December 1, 2006 by giving Landlord written notice on or before October 1, 2006 of Tenant’s election to terminate. If Tenant elects to terminate, the Tenant shall pay Landlord a termination fee of $55,000.00 on or before November 30, 2006.

(W)	TERMINATION OF EXISTING LEASE. Tenant’s lease for premises situated at 615 Arapeen Drive shall terminate effective on the Rent Commencement Date of the Leased Premises herein. This Lease is a substitute for the lease dated June 16, 2003 for space on the third floor of 675 Arapeen Way and said lease shall terminate upon full execution of this Lease and all obligations which shall have otherwise accrued thereunder shall be void and have no force and effect.

(X)	OPTION TO LEASE SUITE 200. As further consideration for Tenant’s agreement to enter into this Lease, Landlord hereby grants to Tenant, until October 1, 2003, the option to lease Space 200 (approximately 6,700 sf GRA) on the second floor as shown on Exhibit A. The Base Monthly Rent shall be One Hundred Thirteen Thousand Nine Hundred and no/100ths Dollars ($113,900.00) payable in equal monthly installments of $9,491.67 which is approximately $17.00 per square foot. Tenant’s pro-rata share of expenses shall be adjusted to 20.01%. Landlord’s Contribution to Tenant Work for Space 200 shall be $167,500.00 ($25.00 per sf of gross rentable area) rather than the $30.00 per sf applicable to Suite 202. Said option shall be exercised on or before October 1, 2003 by written notice of such exercise to Landlord and the rental term on Space 200 shall commence not later than February 1, 2004.

SECTION 1.02 SIGNIFICANCE OF A BASIC LEASE PROVISION. The foregoing provisions of Section 1.01 summarize for convenience only certain fundamental terms of the Lease delineated more fully in the Articles and Sections referenced therein. In the event of a conflict between the provisions of Section 1.01 and the balance of the Lease, the latter shall control.

SECTION 1.03 ENUMERATION OF EXHIBITS. The exhibits enumerated In this Section and attached to this Lease are incorporated in the Lease by this reference and are to be construed as a part of the Lease.

EXHIBIT “A”—LEASING PLAN SHOWING THE PREMISES

EXHIBIT “B”—LEGAL DESCRIPTION(S)

EXHIBIT “C”—LANDLORD’S WORK

EXHIBIT “D”—TENANT’S WORK

ARTICLE II. GRANT AND PREMISES

SECTION 2.01 PREMISES. Landlord has heretofore obtained a long-term ground lease covering that certain tract of real property situated in the University of Utah Research Park in Salt Lake City, State of Utah, more particularly described in Exhibit “B” attached hereto, together with certain easement for access rights. (Said tract is hereinafter referred to as the “Property”).

Landlord has constructed, a building on the Property referred to in Section 1.01 (H) (hereinafter the “Building”) suitable for use as office/research and limited complementary retail space, together with related parking facilities and other improvements necessary to enable to the Building to be so used (the Building and related facilities and improvements are hereinafter collectively referred to as the “Improvements).

In consideration for the rent to be paid and covenants to be performed by Tenant, Landlord hereby leases to Tenant, and Tenant leases from Landlord for the Term and upon the terms and conditions herein set forth premises described in Section 1.01(I) (hereinafter referred to as the “Premises” or “Leased Premises”), located in the Building. Gross rentable area measurements herein specified are from the exterior of the perimeter walls of the building to the center of the interior walls. In addition, the factor set forth in Section 1.01(1) has been added to the area as measured above to adjust for Tenant’s proportionate share of common hallways, restrooms, elevators, stairways, etc. in the building.

The exterior walls and roof of the Premises and the areas beneath said Premises are not demised hereunder, and the use thereof together with the right to install, maintain, use, repair, and replace pipes, ducts, conduits, and wires leading through the Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of the building or buildings are hereby reserved to Landlord. Landlord reserves (a) such access rights through the Premises as may be reasonably necessary to enable access by Landlord to the balance of the building and reserved areas and elements as set forth above; and (b) the right to install or maintain meters on the Premises to monitor use of utilities. In exercising such rights, Landlord will use reasonable efforts so as to not commit waste upon the Premises and as far as practicable to minimize annoyance, interference or damage to Tenant when making modifications, additions or repairs.

Subject to the provisions of Article VIII and Section 27.07, Tenant and its customers, agents and invitees have the right to the non-exclusive use, in common with others of such unreserved automobile parking spaces, driveways, footways, and other facilities designated for common use within the Building, except that with respect to non-exclusive areas, Tenant shall cause its employees to park their cars only in areas specifically designated from time to time by Landlord for that purpose. Landlord shall have the right to designate, in its sole business judgment, certain spaces as “visitor’ parking spaces and Tenant shall use its best efforts to cause its employees not to park in said visitor parking.

ARTICLE III. RENT

SECTION 3.01 BASE MONTHLY RENT. Tenant agrees to pay to Landlord the Base Monthly Rent set forth in Section 1.01(L) at such place as Landlord may designate, without prior demand therefor, without offset or deduction and in advance on or before the first day of each calendar month during the Rental Term, commencing on the Rental Commencement Date. In the event the Rental Commencement Date occurs on a day other than the first day of a calendar month, then the Base Monthly Rent to be paid on the Rental Commencement Date shall include both the Base Monthly Rent for the first full calendar month occurring after the Rental Commencement Date, plus the Base Monthly Rent for the initial fractional calendar month prorated on a per-diem basis (based upon a thirty (30) day month).

SECTION 3.02 ESCALATION. As set forth in Section 1.01(M).

SECTION 3.03 TENANT’S SHARE OF LANDLORD’S EXPENSES.

(a) “Basic Costs” shall mean all reasonable actual costs and expense incurred by Landlord in connection with the ownership, operation, management and maintenance of the Building and Property and related improvements located thereon (the “Improvements”, including, but not limited to, all reasonable expenses incurred by Landlord as a result of Landlord’s compliance with any and all of its obligations under this Lease (or under similar leases with other tenants). In explanation of the foregoing, and not in limitation thereof, Basic Costs shall include: all real and personal property taxes and assessments (whether general or special, known or unknown, foreseen or unforeseen) and any tax or assessment levied or charged in lieu thereof, whether assessed against Landlord and/or Tenant and whether collected from Landlord and/of Tenant; snow removal, trash removal, common area, utilities, cost of equipment or devices used to conserve or monitor energy consumption, supplies, liability and building, fire, and casualty insurance, license, permit and inspection fees, cost of services of independent contractors, cost or compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with day-to-day operation, maintenance, repair, and replacement of the Building, its equipment and the adjacent walk, and landscaped area (including, but not limited to janitorial, scavenger, gardening, security, parking, elevator, painting, plumbing, electrical, mechanical, carpentry, window washing, structural and roof repairs and reserves, signing and advertising), but excluding persons performing services not uniformly available to or performed for substantially all Building tenants; and rental expense or a reasonable allowance for depreciation of personal property used in the maintenance, operation and repair of the Building. The foregoing notwithstanding, Basic Costs shall not include depreciation on the Building and Improvements; amounts paid toward principal or interest of loans of Landlord; nor “Direct Costs” as defined in Section 3.03 (b). Tenant shall pay its Proportionate Share of Basic Costs. “Tenant’s Proportionate Share of Basic Costs” shall mean the percentage derived from a fraction, the numerator of which is the gross rentable area of the Premises as set forth in Section 1.01(1) and the denominator of which is the gross rentable square footage of the Building (96,134 s.f.). Tenant’s Proportionate Share of Basic Costs initially is set forth in Section 1.01(0), subject to increase or decrease due to increases or decreases in the gross rentable square footage of the Premises and/or the Building.

(b) “Direct Costs” shall mean all actual costs and expenses incurred by Landlord in connection with the operation, management, maintenance, replacement, and repair of the Premises, including but not limited to janitorial services, (if any), maintenance, repairs, supplies, utilities, heating, ventilation, air conditioning, and property management fees, which property management fees shall not exceed standard fees for agency management of similar buildings. If any category of Directs Costs can only be determined on a Building wide basis, Tenant’s proportionate share of any such category of Direct Costs will be based on the same percentage established for Tenant’s Proportionate Share of Basic Costs.

(c) Landlord may cause meters or monitors to be installed to measure actual electrical and ventilation/air conditioning usage in the Premises by Tenant. “Metered Costs” shall mean the actual cost of such usage. If such meters are installed, Tenant shall pay Landlord monthly, as Additional Rent, the estimated costs of such metered electrical and ventilation/air conditioning usage in lieu of a pro-rata share of such items included in Direct Costs. If the costs of ventilation/air conditioning usage are not separately metered for tenants in the Building said costs shall be considered Direct Costs and shall be calculated as set forth in 3.03(a).

(d) “Estimated Costs” shall mean the projected amount of Direct Costs, Metered Costs and Proportionate Share of Basic Costs. The Estimated Costs for the calendar year in which the Lease commences are set forth in Section 1.01(O), and are not included in the Base Monthly Rent. If the Estimated Costs as of the date Tenant takes occupancy are greater than the Estimated Costs at the time this Lease is executed, the Estimated Costs shall be increased to equal the Estimated Costs as of the date of Tenant’s occupancy.

SECTION 3.04 REPORT OF COSTS AND STATEMENT OF ESTIMATED COSTS.

(a) After the expiration of each calendar year occurring during the term of this Lease, Landlord shall furnish Tenant a written statement (“Annual Report of Costs”) of the Tenant’s actual Direct Costs, Metered Costs and Proportionate Share of Basic Costs occurring during the previous calendar year. The Direct Costs and Proportionate Share of Basic costs shall in no event exceed $5.25 per square-foot in the First Year. The Annual Report of Costs shall specify the amount by which said actual costs for the previous year exceeds or is less than the amounts paid by Tenant as Estimated Costs during the previous calendar year.

(b) At the same time specified in Section 3.04 (a), Landlord shall furnish Tenant a written statement of the Estimated Costs for the then current calendar year (“Annual Statement of Estimated Costs.”)

SECTION 3.05 PAYMENT OF ADDITIONAL RENT. Tenant shall pay additional rent (“Additional Rent”) as follows:

(a) With each monthly payment of Base Monthly Rent pursuant to Section 3.01 above, Tenant shall pay to Landlord, without offset or deduction, one-twelfth (1/12th) of the Annual Statement of Estimated Costs. If at any time Landlord obtains information that indicates that any of the categories of cost comprising Estimated Costs are significantly different than as calculated in the Annual Statement of Estimated Costs then in effect, Landlord may amend said Statement in order to reflect a more accurate prediction of the actual costs that will be incurred during the calendar year, and Tenant will pay amended Additional Rent consistent with said amended Statement.

(b) Within thirty (30) days after delivery of the Annual Report of Costs, Tenant shall pay to Landlord the amount by which Direct Costs, Metered Costs and Proportionate Share of Basic Costs, as specified in the Report, exceed the aggregate of Estimated Costs actually paid by Tenant as Additional Rent for the year at issue.

(c) If the Annual Report of Costs indicates that the Estimated Costs paid by Tenant exceeded the actual Direct Costs, Metered Costs and Proportionate Share of Basic Costs for the same year, Landlord, at its sole election, shall either (i) pay the amount of such excess to Tenant, or (ii) apply such excess against the next installment(s) of Base Monthly Rent and/or Additional Rent due hereunder and so notify Tenant.

SECTION 3.06 TAXES.

(a) Landlord shall pay all real property taxes and assessments (all of which are hereinafter collectively referred to as “Taxes”) which are levied against or which apply with respect to the Premises to be reimbursed by Tenant as a part of Basic Costs.

(b) Tenant shall prior to delinquency pay all taxes, assessments, charges, and fees which during the Rental Term hereof may be imposed, assessed, or levied by any governmental or public authority against or upon Tenant’s use of the Premises or any inventory, personal property, fixtures or equipment kept or installed, or permitted to be located therein by Tenant.

SECTION 3.07 PAYMENTS. All payments of Base Monthly Rent, Additional Rent and other payments to be made to Landlord shall be made on a timely basis and shall be payable to Landlord or as Landlord may otherwise designate. All such payments shall be mailed, wired or delivered to Landlord’s principal office set forth In Section 1.01(C), or at such other place as Landlord may designate from time to time in writing. If mailed, all payments shall be mailed in sufficient time and with adequate postage thereon to be received in Landlord’s account by no later than the due date for such payment. If Tenant shall fail to pay any Base Monthly Rent or any additional rent or any other amounts or charges when due, Tenant shall pay interest from the due date of such past due amounts to the date of payment, both before and after judgment at a rate equal to the greater of fourteen (14%) percent per annum or two (2%) percent over the “prime” or “base” rate charged by Zions First National Bank of Utah at the due date of such payment; provided however, that in any case the maximum amount or rate of interest to be charged shall not exceed the maximum non-usurious rate in accordance with applicable law.

ARTICLE IV. RENTAL TERM, COMMENCEMENT DATE & PRELIMINARY TERM

SECTION 4.01 RENTAL TERM. The initial term of this Lease shall be for the period defined as the Rental Term in Section 1.01(K), plus the partial calendar month, if any, occurring after the Rental Commencement Date (as hereinafter defined) if the Rental Commencement Date occurs other than on the first day of a calendar month. “Lease Year’ shall include twelve (12) calendar months, except that first Lease Year will also include any partial calendar month beginning on the Rental Commencement Date.

SECTION 4.02 RENTAL COMMENCEMENT DATE. The Rental Term of this Lease and Tenant’s obligation to pay rent hereunder shall commence as set forth in Section 1.01(K) (the “Rental Commencement Date”). Within five (5) days after Landlord’s request to do so, Landlord and Tenant shall execute a written affidavit, in recordable form, expressing the Rental Commencement Date and the termination date, which affidavit shall be deemed to be part of this Lease.

SECTION 4.03 PRELIMINARY TERM. The period between the date Tenant enters upon the Premises and the commencement of the Rental Term will be designated as the “Preliminary Term” during which no Base Monthly or Additional Rent shall accrue; however, other covenants and obligations of Tenant shall be in full force and effect. Delivery of Possession of the Premises to Tenant as provided in Section 5.03 shall be considered “entry” by Tenant and commencement of “Preliminary Term”.

ARTICLE V. CONSTRUCTION OF PREMISES

SECTION 5.01 CONSTRUCTION BY LANDLORD. Landlord has constructed the Building in which the Premises are located. The Premises are constructed substantially in accordance with Outline Specifications entitled “Landlord’s Work” marked Exhibit “C” attached hereto and made a part hereof. It is understood and agreed by Tenant that no minor changes from any plans or from said Outline Specifications Made necessary during construction of the Premises or the Building shall affect or change this Lease or invalidate same.

SECTION 5.02 CHANGES AND ADDITIONS BY LANDLORD. Landlord hereby reserves the right at any time, and from time to time, to make alterations or additions to, and to build additional stories on the Building in which the Premises are contained and to build adjoining the same and to modify the existing parking or other common areas to accommodate additional buildings. Landlord also reserves the right to construct other buildings or improvements in the Building area from time to time; on condition that if the Building area is expanded so as to include any additional buildings, Landlord agrees to create or maintain a parking ratio adequate to meet local laws and ordinances, including the right to add land to the Building or to erect parking structures thereon.

SECTION 5.03 DELIVERY OF POSSESSION. Except as hereinafter provided, Landlord shall deliver the Premises to Tenant ready for Tenant’s Work on or before the date set forth in Section 1.01(J). The Premises shall be deemed as ready for delivery when Landlord shall have substantially completed construction of the portion of the said Premises to be occupied exclusively by Tenant, in accordance with Landlord’s obligations set forth in Exhibit “C”. Landlord shall, from time to time during the course of construction, provide information to Tenant concerning the progress of construction of said Premises, and will give written notice to Tenant when said Premises are in fact ready for Tenant’s Work. Notwithstanding the foregoing, Landlord shall have the right to extend the date for Delivery of Possession of the Premises for a period of three one (1) month periods by notice in writing given to Tenant any time prior to said delivery date. If any disputes shall arise as to the Premises being ready for Delivery of Possession, a certificate furnished by Landlord’s architect in charge so certifying shall be conclusive and binding of that fact and date upon the parties. It is agreed that by occupying the Premises as a tenant, Tenant formally accepts the same and acknowledges that the Premise’s are in the condition called for hereunder, except for items specifically excepted in writing at date of occupancy as “incomplete”.

ARTICLE VI. TENANT’S WORK & LANDLORD’S CONTRIBUTION

SECTION 6.01 TENANT’S WORK. Tenant agrees to provide all work of whatsoever nature in accordance with its obligations set forth in Exhibit “D”. Tenant agrees to furnish Landlord, within the time periods required in Exhibit “D”, with a complete and detailed set of plans and specifications drawn by some qualified person reasonably acceptable to Landlord setting forth and describing Tenant’s Work in such detail as Landlord may require and in compliance with Exhibit “D”, unless this requirement be waived in writing by Landlord. If said plans and specifications are not so furnished by Tenant within the required time periods, then Landlord may, at its option, in addition to other remedies Landlord may enjoy, cancel this Lease at any time thereafter while such plans and specifications have not been so furnished. No material deviation from the final set of plans and specifications once submitted to and approved by Landlord, shall be made by Tenant without Landlord’s prior written consent. Landlord shall have the right to approve Tenant’s architect and contractor to be used in performing Tenant’s Work, and the right to require and approve insurance or bonds provided by Tenant or such contractors which approval shall not be reasonably withheld. In due course after completion of Tenant’s Work, Tenant shall certify to Landlord the itemized cost of Tenant improvements and fixtures located upon the Premises.

SECTION 6.02 LANDLORD CONTRIBUTION TO TENANT’S WORK. In addition to Landlord Work to be completed pursuant to Exhibit “C”, Landlord shall contribute the amount set forth in Section 1.01(Q) toward Tenant’s Work set forth in Exhibit “D”. Landlord shall pay 1/2 of Landlord’s Contribution within ten (10) after receipt of certification from Landlord’s architect that Tenant’s Work is 50% completed. The remaining portion of Landlord’s Contribution shall be paid within ten (10) days after the later of 1) Completion of Tenant’s Work and receipt by Landlord from Tenant of evidence of payments and appropriate lien waivers from all contractors and others who have supplied labor or materials toward Tenant’s Work and 2) the Rent Commencement Date.

ARTICLE VII. USE

SECTION 7.01 USE OF PREMISES. Tenant shall use the Premises solely for the purpose of conducting the business indicated in Section 1.01(F) and for purposes ordinarily incidental to such use and only for such purposes and in such manner as are permitted both by the Protective Covenants relating to the University of Utah Research Park and by any existing legislation concerning the Research Park. Tenant shall not make any use of the Premises which might cause cancellation or an increase in the cost of any insurance policy covering the same. Tenant shall not make any use of the Leased Premises any article, item, or thing which is prohibited by the standard form of fire insurance policy. Tenant shall not commit any waste upon the Leased Premises and shall not conduct or allow any business activity, or thing on the Leased Premises which is an annoyance or causes damage to Landlord, to other sub-tenants, occupants, or users of the Improvements, or to occupants of the vicinity. Tenant shall comply with and abide by all laws, ordinances, and regulations of all municipal, county, state, and federal authorities which are now in force or which may hereafter become effective with respect to use and occupancy of the Premises. Landlord represents that to the best of Its knowledge and understanding, that upon delivery of possession as set forth in Section 5.03, the Building will comply with all currently applicable laws, ordinances and regulations of municipal, county, state and federal authorities.

SECTION 7.02 HAZARDOUS SUBSTANCES.

(a) Landlord shall be responsible for removal of any Hazardous Substances that existed at the Project prior to construction or any that Landlord has or does Install at the Premises or Building. After reasonable inquiry, Landlord is not aware of any existing Hazardous Substances within the Project areas.

(b) Tenant shall not use, produce, store, release, dispose or handle in or about the Leased Premises or transfer to or from the Leased Premises (or permit any other party to do such acts) any Hazardous Substance except in compliance with all applicable Environmental Laws. Tenant shall not construct or use any improvements, fixtures or equipment or engage in any act on or about the Leased Premises that would require the procurement of any license or permit pursuant to any Environmental Law. Tenant shall immediately notify Landlord of (I) the existence of any Hazardous Substance on or about the Leased Premises that may be in violation of any Environmental Law (regardless of whether Tenant is responsible for the existence of such Hazardous Substance), (ii) any proceeding or investigation by any governmental authority regarding the presence of any Hazardous Substance on the Leased Premises or the migration thereof to or from any other property, (iii) all claims made or threatened by any third party against Tenant relating to any loss or injury resulting from any Hazardous Substance, or (iv) Tenant’s notification of the National Response Center of any release of a reportable quantity of a Hazardous Substance in or about the Leased Premises. “Environmental Laws” shall mean any federal, state or local statute, ordinance, rule, regulation or guideline pertaining to health, industrial hygiene, or the environment, including without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act; “Hazardous Substance” shall mean all substances, materials and wastes that are or become regulated, or classified as hazardous or toxic, under any Environmental Law. If it is determined that any Hazardous Substance exists on the Leased Premises resulting from any act of Tenant or its employees, agents, contractors, licensees, subtenants or customers, then Tenant shall immediately take necessary action to cause the removal of said substance and shall remove such within ten (10) days after discovery. Notwithstanding the above, if the Hazardous Substance is of a nature that can not be reasonably removed within ten (10) days Tenant shall not be in default if Tenant has commenced to cause such removal and proceeds diligently thereafter to complete removal, except that in all cases, any Hazardous Substance must be removed within sixty (60) days after discovery thereof. Furthermore, notwithstanding the above, if in the good faith judgment of Landlord, the existence of such Hazardous Substance creates an emergency or is of a nature which may result in immediate physical danger to persons at the Property, Landlord may enter upon the Leased Premises and remove such Hazardous Substances and charge the cost thereof to Tenant as Additional Rent.

ARTICLE VIII. OPERATION AND MAINTENANCE OF COMMON AREAS

SECTION 8.01 CONSTRUCTION AND CONTROL OF COMMON AREAS. All automobile parking areas, driveways, entrances and exits thereto, and other facilities furnished by Landlord in or neat the buildings or Building, including if any, employee parking areas, truck ways, loading docks, mail rooms or mail pickup areas, pedestrian sidewalks and hallways, landscaped areas, retaining walls, stairways, elevators, utility rooms, restrooms and other areas and Improvements provided by Landlord for the general use in common tenants, their officers, agents, employees and customers, shall at all times be subject to the exclusive control and management of Landlord which shall have the right from time to time to establish, modify and enforce reasonable Rules and Regulations with respect to all facilities and areas mentioned in this Section. Landlord shall have the right to construct, maintain and operate lighting and drainage facilities on or in all said areas and improvements; to police the same, from time to time to change the area, level, location and arrangement of parking areas and other facilities hereinabove referred to; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to close temporarily all or any portion of said areas or facilities to such extent as may, in the opinion of counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to assign “reserved” parking spaces for exclusive use of certain tenants or for customer parking, to discourage non-employee and non-customer parking; and to do and perform such other acts in and to said areas and improvements as, in the exercise of good business judgment, the Landlord shall determine to be advisable with a view toward maintaining of appropriate convenience uses, amenities, and for permitted uses by tenants, their officers, agents, employees and customers. Landlord will operate and maintain the common facilities referred to above in such a manner as It, in its sole discretion, shall determine from time to time. Without limiting the scope of such discretion, Landlord shall have the full right and authority to employ all personnel and to make all Rules and Regulations pertaining to and necessary for the proper operation, security and maintenance of the common areas and facilities. Building and/or project signs, traffic control signs and other signs determined by Landlord to be in best interest of the Building, will be considered part of common area and common facilities.

SECTION 8.02 LICENSE. All common areas and facilities not within the Premises, which Tenant may be permitted to use and occupy, are to be used and occupied under a revocable license, and if the amount of such areas be diminished, Landlord shall not be subject to any liabilities nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such diminution of such areas be deemed constructive or actual eviction, so long as such revocations or diminutions are deemed by Landlord to serve the best interests of the Building.

ARTICLE IX. ALTERATIONS, SIGNS, LOCKS & KEYS

SECTION 9.01 ALTERATIONS. Tenant shall not make or suffer to be made any alterations or additions to the Premises or any part thereof without the prior written consent of Landlord, Any additions to, or alterations of the Premises except movable furniture, equipment and trade fixtures shall become a part of the realty and belong to Landlord upon the termination of Tenant’s lease or renewal term or other termination or surrender of the Premises to Landlord.

SECTION 9.02 SIGNS. Tenant shall not place or suffer to be placed or maintained on any exterior door, wall or window of the Premises, or elsewhere in the Building, any sign, awning, marquee, decoration, lettering, attachment, canopy, advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Premise without first obtaining Landlord’s written approval. Tenant shall maintain such sign, awning, canopy, decoration, lettering, advertising matter or other things as may be approved in good condition and repair at all times. Landlord may, at Tenant’s cost, and without liability to Tenant, enter the Premises and remove any item erected in violation of the Section 9.02. Landlord may establish rules and regulations governing the size, type and design of all signs, decorations, etc., and Tenant agrees to abide by same.

SECTION 9.03 LOCKS AND KEYS.

(a) The building shall be equipped with an electronic card access system at entrance to building as well as primary doors of the Leased Premises. Landlord shall issue, monitor, and program key cards for Tenant and Tenant’s employees, as reasonably needed. When employment relationships change, Tenant shall cooperate to attempt to retrieve said key cards from employees leaving Tenant.

(b) Where key access exists, Tenant may change locks or install other locks on doors, but if Tenant does, Tenant must provide Landlord with duplicate keys within twenty four hours after said change or installation.

(c) Upon termination of this Lease Tenant shall deliver to Landlord all cards and keys to the Premises including any interior offices, toilet rooms, combinations to built-in- safes, etc. which shall have been furnished to or by the Tenant or are in the possession of the Tenant.

ARTICLE X. MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS

SECTION 10.01 LANDLORD’S OBLIGATION FOR MAINTENANCE. Landlord shall maintain and repair: (1) the areas outside the Premises including hallways, stairways, elevators, public restrooms, if any, general landscaping, parking areas, driveways and walkways; (2) the Building structure including roof, exterior walls, and foundation; and (3) all plumbing, electrical, heating, and air conditioning systems. However, if the need for such repairs or maintenance results from any careless, wrongful or negligent act or omission of Tenant, Tenant shall pay the entire cost of any such repair or maintenance including a reasonable charge to cover Landlord’s supervisory overhead. Landlord shall not be obligated to repair any damage or defect until receipt of written notice from Tenant of the need of such repair and Landlord shall have a reasonable time after receipt of such notice in which to make such repairs. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Premises or in the building of which the Premises are a part or of defects therein or in any fixtures or equipment provided by Landlord.

SECTION 10.02 TENANT’S OBLIGATION FOR MAINTENANCE.

(a) Tenant shall provide its own janitorial service and keep and maintain the Premises including the interior wall surfaces and windows, floors, floor coverings and ceilings in a clean, sanitary and safe condition in accordance with the laws of the State and in accordance with all directions, rules and regulations of the health officer, fire marshall, building inspector, or other proper officials of the governmental agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of law, ordinance and otherwise, affecting said Premises.

(b) Tenant shall pay, when due, all claims for labor or material furnished, for work under Sections 9.01, 9.02 and 10.02 hereof, to or for Tenant at or for use in the Premises, and shall bond such work if reasonably required by Landlord to prevent assertion of claims against Landlord.

(c) Tenant agrees to be responsible for all furnishings, fixtures and equipment located upon the Premises from time to time and shall replace carpeting within the Premises if same shall be damaged by tearing, burning, or stains resulting from spilling anything on said carpet, reasonable wear and tear accepted. Tenant further agrees to use chairmats or floor protectors wherever it uses chairs with wheels or casters on carpeted areas.

SECTION 10.03 SURRENDER AND RIGHTS UPON TERMINATION.

(a) This Lease and the tenancy hereby created shall cease and terminate at the end of the Rental Term hereof, or any extension or renewal thereof, without the necessity of any notice from either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate the Premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting summary recovery of possession of Premises from a Tenant holding over to the same extent as if statutory notice has been given.

(b) Upon termination of this Lease at any time and for any reason whatsoever, Tenant shall surrender and deliver up the Premises to Landlord in the same condition as when the Premises were delivered to Tenant or as altered as provided in Section 9.01, ordinary wear and tear excepted. Upon request of Landlord, Tenant shall promptly remove all personal property from the Premises and repair any damage caused by such removal. Obligations under this Lease relating to events occurring or circumstances existing prior to the date of termination shall survive the expiration or other termination of the Rental Term of this Lease. Liabilities accruing after data of termination are set forth in Sections 13.05, 19.01 and 19.02.

ARTICLE XI. INSURANCE AND INDEMNITY

SECTION 11.01 LIABILITY INSURANCE AND INDEMNITY. Tenant shall, during all terms hereof, keep in full force and effect a policy of public bodily injury and property damage liability insurance with respect to the Premises, with a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence. The policy shall name Landlord, Property Manager (i.e., Woodbury Corporation) and any other persons, firms or corporations designated by Landlord and Tenant as insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord and Property Manager twenty (20) days prior written notice. Such insurance shall include an endorsement permitting Landlord and Property Manager to recover damage suffered due to act or omission of Tenant, notwithstanding being named as an additional “Insured party” in such policies. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. The insurance shall be with an insurance company reasonably approved by Landlord, which approval shall not unreasonably be withheld, and a copy of the paid-up policy evidencing such insurance or a certificate of insurer certifying to the issuance of such policy shall be delivered to Landlord. If Tenant fails to provide such insurance, Landlord may do so and charge same to Tenant.

Tenant will indemnify, defend and hold Landlord harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises or from the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, sublessees, concessionaires or business invitees unless caused by the negligence of Landlord and to the extent not covered by its fire, casualty and liability insurance. In case Landlord shall, without fault of its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney fees incurred or paid by either in defending itself or enforcing the covenants and agreements of this Lease.

SECTION 11.02 FIRE AND CASUALTY INSURANCE.

(a) Subject to the provisions of this Section 11.02, Landlord shall secure, pay for, and at all times during the terms hereof maintain, such available “All Risk” insurance providing coverage upon the building improvements in an amount equal to the full insurable value thereof (as determined by Landlord) together with such other casualty insurance coverage as Landlord deems advisable with regard to the Office Complex, including at its option, but not limited to, average clauses; boiler insurance, elevator insurance, automatic sprinkler damage insurance, and rental income insurance sufficient to pay to Landlord not less than twelve (12) months Base Monthly Rent and Additional Rent. Landlord may require appropriate endorsements suitable to Landlord. Landlord’s fire and casualty insurance on building need not cover items such as Tenant’s murals, works of art, abnormal decorative treatments or items listed in Section 11.02 included within such policy coverage. All insurance required hereunder shall be written by reputable, responsible companies licensed in the State of Utah.

Tenant shall have the right, at its request at any reasonable time, to be furnished with copies of the insurance policies then in force pursuant to this Section, together with evidence that the premiums therefor have been paid.

(b) Tenant agrees to maintain at its own expense such fire and casualty insurance coverage as Tenant may desire or require in respect to Tenant’s personal property, equipment, furniture, fixtures or inventory and Landlord shall have no obligation in respect to such insurance or losses. All property kept or stored on the Premises by Tenant or with Tenant’s permission shall be so done at Tenant’s sole risk and Tenant shall indemnify Landlord against and hold it harmless from any claims arising out of loss or damage to same.

(c) Tenant will not permit said Premises to be used for any purpose which would render the insurance thereon void or cause cancellation thereof or Increase the insurance risk or increase the insurance premiums In effect just prior to the commencement of this Lease. Tenant agrees to pay as additional rent the total amount of any increase in the insurance premium of Landlord over that in effect prior to the commencement of this lease resulting from Tenant use of the Premises. If Tenant installs any electrical or other equipment which overloads the lines in the Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of Landlord’s insurance.

(d) Tenant shall be responsible for all glass breakage caused by Tenant or its invitees and agrees to immediately replace all glass broken or damaged during the terms hereof with glass of the same quality as that broken or damaged. Landlord may replace, at Tenant’s expense, any broken or damaged glass if not replaced by Tenant within five (5) days after such damage.

SECTION 11.03 WAIVER OF SUBROGATION. Each party hereto does hereby release and discharge the other party hereto and any officer, agent, employee or representative of such party, of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance (permitting waiver of liability and containing a waiver of subrogation) is carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance.

ARTICLE XII. UTILITY CHARGES

SECTION 12.01 OBLIGATION OF LANDLORD. Subject to the terms of Section 3.03 and unless otherwise agreed in writing by the parties, during the term of this Lease the Landlord shall cause to be furnished to the Premises during Standard Operating Hours (7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 12:00 noon on Saturday), except Holidays, the following utilities and services, the cost and expense of which shall be included in Direct Costs, Metered Costs and/or Basic Costs as appropriately categorized by the Landlord:

(a) Electricity, water, gas and sewer service.

(b) Telephone connection, but not including telephone stations and equipment (it being expressly understood and agreed that Tenant shall be responsible for the ordering and installation of telephone lines and equipment which pertain to the Premises).

(c) Heat and air-conditioning to such extent and to such levels as, in Landlord’s judgment, is reasonably required for the comfortable use and occupancy of the Premises subject however to any limitations imposed by University Research Park or any government agency. The parties agree and understand that the above heat and air-conditioning will be provided Monday through Friday from 7:00 a.m. to 6:00 p.m. and Saturday from 8:00 a.m. to 12:00 p.m.

(d) Snow removal and parking lot sweeping services.

(e) Elevator service.

SECTION 12.02 OBLIGATIONS OF TENANT. Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, equipment and use charges, electric light bulbs (but not fluorescent bulbs used in fixtures originally installed in the Premises) and all other materials and services not expressly required to be provided and paid for pursuant to the provisions of Section 12.01 above. Tenant covenants to use good faith efforts to reasonably conserve utilities by turning off lights and equipment when not in use and taking such other reasonable actions in accordance with sound standards for energy conservation. Landlord reserves the right to separately meter or otherwise monitor any utility usage and to separately charge Tenants for its own utilities, in which case an equitable adjustment shall be made to Base Rental and Tenant’s share of Operating Expenses as set forth in this Lease. Additional limitations of Tenant are as follows:

(a) Tenant will not, without the written consent of Landlord, which consent shall not be unreasonably withheld, use any apparatus or device on the Premises (including but without limitation thereto, electronic data processing machines, punch card machines or machines using current in excess of 208 volts) which will in any way or to any extent increase the amount of electricity or water usually furnished or supplied for use on the Premises for the use designated in Section 7.01 above, nor connect with electrical current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device, for the purposes of using electric current or water.

(b) If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises, or for purposes other than those designated in Section 7.01 above, Tenant shall first procure the written consent of Landlord for the use thereof, which consent Landlord may refuse and/or Landlord may cause a water meter or electric current meter to be installed in the Leased Premises, so as to measure the amount of water and/or electric current consumed for any such use. The cost of such meters and of Installation maintenance, and repair thereof shall be paid for by Tenant and Tenant agrees to pay Landlord promptly upon demand by Landlord for all such water and electric current consumed as shown by said meters, at the rates charged for such service by the City in which the Building is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.

(c) If and where heat generating machines devices are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install additional or supplementary air conditioning units for the Premises, and the entire cost of Installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord promptly after demand by Landlord.

To the extent that Tenant operates hours in excess of the stated Standard Operating Hours, Tenant may cause Landlord to provide services set forth in Section 12.01 (a), (b), (c) and (e) above; however, Tenant shall pay extra hourly utility charges as set forth in Section 1.01(S) herein. If electricity Is metered pursuant to Section 3.03(c), then Tenant shall not be required to extra electrical charges as electrical usage during “excess hours” will be metered and charged to Tenant in any case.

SECTION 12.03 LIMITATIONS ON LANDLORDS LIABILITY. Landlord shall not be liable for and Tenant shall not be entitled to terminate this Lease or to effectuate any abatement or reduction of rent by reason of Landlord’s failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord. In no event shall Landlord be liable for loss or injury to persons or property, however, arising or occurring in connection with or attributable to any failure to furnish such utilities or services even if within the control of Landlord.

ARTICLE XIII. OFF-SET STATEMENT, ATTORNMENT AND SUBORDINATION

SECTION 13.01 OFF-SET STATEMENT. Tenant agrees within ten (10) days after request therefor by Landlord to execute in recordable form and deliver to Landlord a statement in writing, certifying

(a)	that this Lease is in full force and effect,

(b)	the date of commencement of the Rental Term of this Lease,

(c)	that rent is paid currently without any off-set or defense thereto,

(d)	the amount of rent, if any paid in advance, and

(e)	that there are no uncured defaults by Landlord or stating those claimed by Tenant.

SECTION 13.02 ATTORNMENT. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

SECTION 13.03 SUBORDINATION. Tenant agrees that this Lease shall, at the request of Landlord, be subordinate to any first mortgages or deeds of trust that may hereafter be placed upon said Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided the mortgagees or trustees named in said mortgages or deeds of trust shall agree to recognize the Lease of Tenant in the event of foreclosure, if Tenant is not in default.

SECTION 13.04 MORTGAGEE SUBORDINATION. Tenant hereby agrees that this Lease shall, if at any time requested by Landlord or any lender in respect to Landlord’s financing of the building or project in which the Premises are located or any portion hereof, be made superior to any mortgage or deed of trust that may-have preceded such Lease.

SECTION 13.05 REMEDIES. Tenant hereby irrevocably appoints Landlord as attorney-in-fact for the Tenant with full power and authority to execute and deliver in the name of the Tenant any such instruments described in this Article XIII upon failure of the Tenant to execute and deliver any of the above instruments within fifteen (15) days after written request so to do by Landlord; and such failure shall constitute a breach of this Lease entitling the Landlord, at its option, to cancel this Lease and terminate the Tenant’s interest therein.

ARTICLE XIV. ASSIGNMENT

SECTION 14.01 CONSENT REQUIRED. Tenant agrees not to assign this Lease in whole or in part, nor sublet all or any part of Leased Premises, nor mortgage nor encumber this Lease or any part of the Leased Premises, nor enter into licenses or concession agreements or in other manner permit the occupation of or Sharing of possession of any part of Leased Premises, or any assignment of this Lease or any estate or interest therein (all of the foregoing being hereafter referred to as “Assignment”) without the prior written consent of Landlord, which consent may not be withheld unreasonably. Any Assignment by operation of law or if the Tenant be a corporation, unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of 50% shall be deemed an Assignment within the meaning of this Article XIV. An Assignment consummated in violation of the provisions of this Article XIV shall be null and void and of no force or effect. Notwithstanding the above, 1) Tenant may sublet a portion of the Leased Premises to Ashni Nutraceuticals or up to a total of 3,000 SF of combined subtenants without Landlord’s approval provided that Tenant shall maintain continuing liability for all obligations of Tenant under this Lease and 2) Landlord will consent to any Assignment to a parent company, subsidiary, or successor entity acquiring substantially all of the assets of Tenant and intending to operate Tenant’s business under the same trade name or assignment pursuant to completing necessary capital funding.

SECTION 14.02 LANDLORD OPTION TO TERMINATE. Not Applicable.

SECTION 14.03 CONDITIONS OF CONSENT.

(a) Should consent be granted, such consent shall be subject to Tenant causing the Assignee to execute an agreement directly with Landlord undertaking to be bound by all the terms, covenants and conditions contained in the Lease as though Assignee had originally executed this Lease as Tenant;

(b) At no time when Tenant is in default in the performance of any covenant of this Lease or in payment of rent or any other matured sums payable hereunder shall any Assignment be approved or permitted, nor shall the notice provision of Section 14.03 limit the right to declare default and pursue other remedies provided for in this Lease or under the laws of the State of Utah.

SECTION 14.04 STANDARDS OF REASONABLENESS IN WITHHOLDING CONSENT. In determining whether to grant consent, Landlord may consider any statutory or common law tests as well as the following tests, each of which if applicable in Landlord’s sole business judgment, shall be deemed a reasonable ground for rejection:

(a) Any Assignment disapproved by Landlord’s lender;

(b) Any Assignment resulting in a change of use from that specified in Section 1.01(F) which is not in harmony with other businesses in the building;

(c) Any Assignment to an Assignee who lacks good reputation, successful business experience in Tenant’s type of business and substantial means and financial capacity adequate to conduct such a business;

Consent by Landlord to one or more Assignments shall not constitute a waiver or consent to any subsequent Assignment nor exhaust Landlord’s rights under this Article; nor shall acceptance of rents or any other payment from Assignee be deemed a waiver or consent by Landlord or an acceptance of such Assignment.

SECTION 14.05 CONTINUING LIABILITY OF TENANT. Neither the consent of Landlord nor any otherwise permitted Assignment or Subletting shall relieve Tenant from continuing liability under this Lease.

SECTION 14.06 DOCUMENTATION OF ASSIGNMENT. Whether the documentation of any such Assignment shall be prepared by Tenant or by Landlord or it’s attorneys, all costs and reasonable attorneys’ fees related to considering such Assignment shall be paid by Tenant, Which fees payable to Landlord shall in no case be less than $300.00 per Assignment considered, payable by Tenant upon demand as Additional Rent.

ARTICLE XV. WASTE OR NUISANCE

SECTION 15.01 WASTE OR NUISANCE. Tenant shall not commit or suffer to be committed any waste upon the Premises, or any nuisance or other act or thing which may disturb the quite enjoyment of any other tenant in the building in which the Premises may be located, or elsewhere within the Building.

ARTICLE XVI. NOTICES

SECTION 16.01 NOTICES. Except as provided in Section 19.01, any notice required or permitted hereunder to be given or transmitted between the parties shall be either personally delivered, or mailed postage prepaid by registered mall, return receipt requested, addressed if to Tenant at the address set forth in Section 1.01(E), and if to Landlord at the address set forth in Section 1.01(C). Either party may, by notice to the other given as prescribed in this Section 16.01, change its above address for any future notices which are mailed under this Lease.

ARTICLE XVII. DESTRUCTION OF THE PREMISES

SECTION 17.01 DESTRUCTION.

(a) If the Premises are partially or totally destroyed by fire or other casualty insurable under insurance required to be maintained by Landlord pursuant to section 11.02 (a) so as to become partially or totally untenantable, the same shall be repaired or rebuilt as speedily as practical under the circumstances at the expense of the Landlord, unless Landlord elects not to repair or rebuild as provided in Subsection (b) of this Section 17.01. During the period required for restoration, a just and proportionate part of Base Rent, Additional Rent and other charges payable by Tenant hereunder shall be abated until the Premises are repaired or rebuilt.

(b) If the Premises are (I) rendered totally untenantable by reason of an occurrence described in Subsection (a), or (II) damaged or destroyed as a result of a risk which is not insured under Landlord’s fire insurance policies, or (III) at least twenty percent (20%) damaged or destroyed during the last two years of the Rental Term, or (IV) if the Building is damaged in whole or in part (whether or not the Premises are damaged), to such an extent that Tenant cannot practically use the Premises for its intended purpose, and in any such events then Landlord may at its option terminate this Lease Agreement by notice in writing to the Tenant within sixty (60) days after the date of such occurrence. Unless Landlord gives such notice, this Lease Agreement will remain in full force and effect and Landlord shall repair such damage at its expense as expeditiously as possible under the circumstances and a just and proportionate part of the Base Rent, Additional Rent, and other charges, shall be abated until the Premises are repaired or rebuilt.

(c) If Landlord should elect or be obligated pursuant to Subsection (a) above to repair or rebuild because of any damage or destruction, Landlord’s obligation shall be limited to the original Building any other work or improvements which may have been originally performed or installed at Landlord’s expense. If the cost of performing Landlord’s obligation exceeds the actual proceeds of insurance paid or payable to Landlord on account of such casualty, Landlord may terminate this Lease Agreement unless Tenant, within fifteen (15) days after demand therefor, deposits with Landlord a sum of money sufficient to pay the difference between the cost of repair and the proceeds of the insurance available for such purpose. Tenant shall replace all work and improvements not originally installed or performed by Landlord at its expense.

(d) Except as stated in this Article XVII, Landlord shall not be liable for any loss or damage sustained by Tenant by reason of casualties mentioned hereinabove or any other accidental • casualty.

ARTICLE XVIII. CONDEMNATION

SECTION 18.01 CONDEMNATION. As used in this Section the term “Condemnation Proceeding” means any action or proceeding in which any interest in the Premises or Building is taken for any public or quasi-public purpose by any lawful authority through exercise of the power of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof. If the whole of the Premises is taken through Condemnation Proceedings, this Lease shall automatically terminate as of the date possession is taken by fie condemning authority. If in excess of twenty-five (25%) percent of the Premises is taken, either party hereto shall have the option to terminate this Lease by giving the other written notice of such election at any time within thirty (30) days after the date of taking. If less than twenty-five (25%) percent of the space is taken and Landlord determines, in Landlord’s sole discretion, that a reasonable amount of reconstruction thereof will not result in the Premises or the Building becoming a practical improvement reasonably suitable for use for the purpose for which it is designed, then Landlord may elect to terminate this Lease Agreement by giving thirty (30) days written notice as provided hereinabove. In all other cases, or if neither party exercises its option to terminate, this Lease shall remain in effect and the rent payable hereunder from and after the date of taking shall be proportionately reduced in proportion to the ratio of: (1) the area contained in the Premises which is capable of occupancy after the taking; to (II) the total area contained in the Premises which was capable of occupancy prior to the taking. In the event of any termination or rental reduction provided for in this Section, there shall be a proration of the rent payable under this Lease and Landlord shall refund any excess theretofore paid by Tenant. Whether or not this Lease is terminated as a consequence of Condemnation Proceedings, all damages or compensation awarded for a partial or total taking, including any sums compensating Tenant for diminution in the value of or deprivation of its leasehold estate, shall be the sole and exclusive property of Landlord, except that Tenant will be entitled to any awards intended to compensate Tenant for expenses of locating and moving Tenant’s operations to a new space.

ARTICLE XIX. DEFAULT OF TENANT

SECTION 19.01 DEFAULT—RIGHT TO RE-ENTER. In the event of any failure of Tenant to pay any rental due hereunder within ten (10) days after written notice that the same is past due shall have been mailed to Tenant, or any failure by Tenant to perform any other of the terms, conditions or covenants required of Tenant by this Lease within thirty (30) days after written notice of such default shall have been mailed to Tenant, or if Tenant shall abandon said Premises, or permit this Lease to be taken under any writ of execution, then Landlord, besides other rights or remedies it may have, shall have the right to declare this Lease terminated and shall have the immediate right of re-entry and may remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, without evidence of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. Tenant hereby waives all compensation for the forfeiture of the term or its loss of possession of the Premises in the event of the forfeiture of this Lease as provided for above. Any notice that Landlord may desire or is required to give Tenant with reference to the foregoing provision may, in lieu of mailing, at the option of Landlord, be conspicuously posted for ten (10) consecutive days at the main entrance to or in front of the Premises, and such notice shall constitute a good, sufficient, and lawful notice for the purpose of declaring a forfeiture of this Lease and for terminating all of the rights of the Tenant hereunder.

SECTION 19.02 DEFAULT—RIGHT TO RE-LET. Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises, and may relet said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied first to the payment of any costs and expenses of such reletting, including brokerage fees and attorney’s fees and costs of such alterations and repairs; second, to the payment of rent or other unpaid obligations due hereunder; and the residue, if any’, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rental received from such reletting during any month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of said Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court or competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time elect to terminate this Lease for such previous default. Should Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such default, including the cost of recovering the Premises, reasonable attorney’s fees, and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable.

SECTION 19.03 LEGAL EXPENSES. In case of default by either party in the performance and obligations under this Lease, the defaulting party shall pay all costs incurred in enforcing this Lease, or any right arising out of such default, whether by suit or otherwise, including a reasonable attorney’s fee.

ARTICLE XX. BANKRUPTCY, INSOLVENCY OR RECEIVERSHIP

SECTION 20.01 ACT OF INSOLVENCY, GUARDIANSHIP, ETC. The following shall constitute a default of this Lease by the Tenant for which Landlord, at Landlord’s option, may immediately terminate this Lease.

(a) The appointment of a receiver to take possession of all or substantially all of the assets of the Tenant.

(b) A general assignment by the Tenant of his assets for the benefit of creditors.

(c) Any action taken or suffered by or against the Tenant under any federal or state insolvency or bankruptcy act.

(d) The appointment of a guardian, conservator, trustee, or other similar officer to take charge of all or any substantial part of the Tenant’s property.

Neither this Lease, nor any interest therein nor any estate thereby created shall pass to any trustee, guardian; receiver or assignee for the benefit of creditors or otherwise by operation of law.

ARTICLE XXI. LANDLORD ACCESS

SECTION 21.01 LANDLORD ACCESS. Landlord or Landlord’s agent shall have the right to enter the Premises at all reasonable times to examine the same; or to show them to prospective purchasers or lessees of the Building, or to make all repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and rent shall not abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise provided that such repairs, alterations, improvements, or additions do not substantially interfere with Tenant’s use of Premises. During the ninety days prior to the expiration of the Rental Term of this Lease or any renewal term, Landlord may exhibit the Premises to prospective tenants and place upon the Premises the usual notices “To Let” or “For Rent” which notices Tenant shall permit to remain thereon without molestation.

ARTICLE XXII. LANDLORD’S LIEN .

SECTION 22.01 LANDLORD’S LIEN. Tenant hereby grants to Landlord a lien upon the improvements, trade fixtures and furnishings of Tenant to secure full and faithful performance of all of the terms of this Lease.

ARTICLE XXIII. HOLDING OVER

SECTION 23.01 HOLDING OVER. Any holding over after the expiration of • the Rental Term hereof shall be construed to be a tenancy at sufferance and all provisions of this Lease Agreement shall be and remain in effect except that the monthly rental shall be double the amount of rent (including any adjustments as provided herein) payable for the last full calendar month of the Rental Term including renewals or extensions.

SECTION 23.02 SUCCESSORS. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties; and if there shall be more than one tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing.

ARTICLE XXIV. RULES AND REGULATIONS

SECTION 24.01 RULES AND REGULATIONS. Tenant shall comply with all reasonable rules and regulations which are now or which may be hereafter prescribed by the Landlord and posted in or about said Premises or otherwise brought to the notice of the Tenant, both with regard to the Premises and to the project as a whole including common facilities.

ARTICLE XXV. QUIET ENJOYMENT

SECTION 25.01 QUIET ENJOYMENT. Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under the Landlord, subject, nevertheless, to the terms and conditions of this Lease and actions of governmental regulatory entities and casualty losses.

ARTICLE XXVI. SECURITY DEPOSIT

SECTION 26.01 SECURITY DEPOSIT. The Landlord herewith acknowledges receipt of the amount set forth in Section 1.01 (U) which it is to retain as security for the faithful performance of all the covenants, conditions and agreements of this Lease, but in no event shall the Landlord be obliged to apply the same upon rents or other charges in arrears or upon damages for the Tenant’s failure to perform the said covenants, conditions and agreements; the Landlord may so apply the Security Deposit, at its option; and the Landlord’s right to the possession of the Leased Premises for non-payment of rents or for other reasons shall not in any event be affected by reason of the fact that the Landlord holds this Security Deposit. The said sum, if not applied toward the payment of rents in arrears or toward the payment of damages suffered by the Landlord by reason of the Tenant’s breach of the covenants, conditions and agreements of this Lease, is to be returned to Tenant without interest when this Lease is terminated, according to these terms, and in no event is the said Security Deposit to be returned until Tenant has vacated the Leased Premises and delivered possession to the Landlord.

In the event that the Landlord repossesses Leased Premises because of the Tenant’s default or because of the Tenant’s failure to carry out the covenants, conditions and agreements of this Lease, Landlord may apply the said Security Deposit toward damages as may be suffered or shall accrue thereafter by reason of the Tenant’s default or breach. In the event of bankruptcy or other debtor-creditor proceedings against Tenant as specified in Article XX, the Security Deposit shall be deemed to be applied first to the payment of Rents and other charges due Landlord for the earliest possible periods prior to the filing of such proceedings. The Landlord shall not be obliged to keep the said Security Deposit as a separate fund, but may mix the same with its own funds.

ARTICLE XXVII. MISCELLANEOUS PROVISIONS

SECTION 27.01 WAIVER. No failure on the part of Landlord to enforce any covenant or provision of this Lease shall discharge or invalidate such covenant or provision or affect the right of Landlord to enforce the same in the event of any subsequent breach. One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or condition and the consent to or approval of any subsequent similar act by Tenant. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.

SECTION 27.02 ENTIRE AGREEMENT. This Lease constitutes the entire Agreement and understanding between the parties hereto and supersedes all prior discussions, understandings and agreements. This Lease may not be altered or amended except by a subsequent written agreement executed by all parties.

SECTION 27.03 FORCE MAJEURE. Any failure to perform or delay in performance by either party of any obligation under this Lease, other than Tenant’s obligation to pay rent, shall be excused if such failure or delay is caused by any strike, lockout, governmental restriction or any similar cause beyond the control of the party so falling to perform, to the extent and for the period that such continues.

SECTION 27.04 LOSS AND DAMAGE. The Landlord shall not be responsible or liable to the Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying all or any part of the premises adjacent to or connected with the Premises or any part of the building of which the Premises are a part, or for any loss or damage resulting to the Tenant or his property from bursting, stoppage or leaking of water, gas sewer or steam pipes or for any damage or loss of property within the Premises from any cause whatsoever.

SECTION 27.05 ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the amount owing hereunder shall be deemed to be other than on account of the earliest stipulated amount receivable from Tenant, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or receivable or pursue any other remedy available under this Lease or the law of the state where the Premises are located.

SECTION 27.06 NO OPTION. The submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a lease only upon full execution and delivery thereof by Landlord and Tenant.

SECTION 27.07 ANTI-DISCRIMINATION. Tenant herein covenants by and for itself, its heirs, executors, administrators and assigns and all persons claiming under or through it, and this Lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons on account of race, sex, marital status, color, creed, national origin or ancestry, in the leasing, subleasing, assigning, use, occupancy, tenure or enjoyment of the Premises, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, or subtenants in the Premises.

SECTION 27.08 SEVERABILITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

SECTION 27.09 OTHER MISCELLANEOUS PROVISIONS. This instrument shall not be recorded without the prior written consent of Landlord; however, upon the request of either party hereto, the other party shall join in the execution of a memorandum or “short form” lease for recording purposes which memorandum shall describe the parties, the Premises, the Rental Term and shall incorporate this Lease by reference, and may include other special provisions. The captions which precede the Sections of this Lease are for convenience only and shall in no way affect the manner in which any provisions hereof is construed. In the event there is more than one Tenant hereunder, the liability of each shall be joint and several. This instrument shall be governed by and construed in accordance with the laws of the State wherein the Premises are located. Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural when the sense requires. Time is of the essence of this Lease and every term, covenant and condition herein contained.

SECTION 27.10 REPRESENTATION REGARDING AUTHORITY. The persons who have executed this Agreement represent and warrant that they are duly authorized to execute this Agreement in their individual or representative capacity as indicated.

ADDITIONAL PROVISIONS:

SECTION 27.11 UNUSED CONSTRUCTION CONTRIBUTION. If the Landlord Construction Contribution exceeds the construction cost including design/space planning costs, then Tenant may elect to apply the excess toward moving costs or security deposit or Tenant can receive a rent credit equal to $0.12 per square foot per year ($0.01 per square foot per month) for each $1.00 of construction contribution which is not used. In such case Landlord and Tenant agree to execute an Amendment to Lease evidencing the Adjusted Base Monthly Rental.

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IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

SIGNATURES:

LANDLORD

PARADIGM RESOURCES, L.C., a Utah limited liability company

By:	/s/ W. Richards Woodbury
W. Richards Woodbury, Manager

By:	/s/ Don R. Brown
Don R. Brown, Manager

TENANT

SALUS THERAPEUTICS, INC., a Utah corporation

By:	/s/ Richard Koehn
Richard Koehn, President and CEO

LANDLORD ACKNOWLEDGEMENT

STATE OF UTAH	)
: ss.
COUNTY OF SALT LAKE	)

On this 11 day of August, 2003 before me personally appeared W. RICHARDS WOODBURY and DON R. BROWN to me personally known, who being by me duly sworn did each for himself say that he is a Manager of that certain limited liability company known as PARADIGM RESOURCES, L.C., and that the within instrument was executed on behalf of said company by authority granted in said companies operating agreement.

/s/ Martine Herbst
Notary Public

TENANT ACKNOWLEDGEMENT

(Corporate)

STATE OF UTAH	)
: ss.
COUNTY OF SALT LAKE	)

On this 11 day of August, 2003, before me personally appeared Richard Koehn, known to me to be the President of Salus Therapeutics, Inc., the corporation that executed the within instrument, known to me to be the persons who executed the within instrument on behalf of the corporate therein named, and acknowledged to me that such corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.

/s/ Martine Herbst
Notary Public